Exhibit 10.1

FIFTEENTH AMENDMENT TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ESSEX PORTFOLIO, L.P.

Dated as of February 26, 2008

This Fifteenth Amendment, dated as of the date shown above (the “Amendment”), is executed by Essex Property Trust, Inc. a Maryland Corporation (the “Company”), as the General Partner and on behalf of and as attorney in fact for the existing Limited Partners of Essex Portfolio, L.P., a California limited partnership (the “Partnership”), for the purpose of amending the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated September 30, 1997 (the “Partnership Agreement”).

RECITALS

WHEREAS, the Partners wish to restate and revise Exhibit E of the Partnership Agreement regarding ALLOCATIONS;

WHEREAS, Section 13.7(b)(iv) of the Partnership Agreement allows the General Partner to make any amendment that does not adversely affect the Limited Partners in any material respect; and Section 13.7(b)(iii) of the Partnership Agreement allows the General Partner to make amendments setting forth the rights, powers and duties of holders of additional Partnership Units;

WHEREAS, the proposed changes in this Fifteenth Amendment relating to Exhibit E of the Partnership Agreement do not adversely affect the Limited Partners in any material respect;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby amend, the Partnership Agreement as follows:

1. Definitions.  Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as set forth in the Partnership Agreement.

2. Amended Definitions.  Section 1.1 of the Partnership Agreement is hereby amended to delete the definition of “Adjusted Capital Account Deficit” in its entirety.

3. Restatement of Exhibit E.  Exhibit E to the Partnership Agreement is amended and restated by replacing such Exhibit E with Exhibit E attached to this Amendment.

4. Continuing Effect of Partnership Agreement.  Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment the provisions in this Amendment will prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby.

5. Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.  Facsimile signatures shall be deemed effective execution of this Amendment and may be relied upon as such by the other party.  In the event facsimile signatures are delivered, originals of such signatures shall be delivered to the other party within three (3) business days after execution.

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IN WITNESS WHEREOF, this Agreement is hereby entered into among the undersigned Partners as of the date first written above.

GENERAL PARTNER:

ESSEX PROPERTY TRUST, INC.,
a Maryland corporation as General Partner of Essex Portfolio, L.P. and on behalf of and as attorney-in-fact for the existing Limited Partners

By:         /S/ Michael T. Dance
Name:                    Michael T. Dance
Title:                      Executive Vice President and Chief Financial Officer

EXHIBIT E
ALLOCATIONS

1. Allocations of Net Income and Net Losses.

(a) For each Fiscal Year of the Partnership, after adjusting each Partner’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 2 with respect to such Fiscal Year, Net Income and Net Losses for a Fiscal Year shall be allocated to the Partners as set forth in this Section 1.

(b) Net Income and Net Losses shall be allocated to the Partners in such manner that the Capital Account balance of each Partner shall, to the greatest extent possible, be equal to the amount that would be distributed to such Partner, if (a) the Partnership were to sell the assets of the Partnership for their Gross Asset Values, (b) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), and (c) the Partnership were to dissolve pursuant to Article VIII of the Partnership Agreement (“Dissolution, Liquidation and Winding-Up”), minus such Partner’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(c) For purposes of allocating Net Income under Section 1(b), the LTIP Units (i) shall not be allocated Net Income due to the gain on a hypothetical sale until a sale of all or substantially all of the assets occurs and (ii) shall be allocated Net Income upon such sale so that the Capital Account balance related to each of the LTIP Units is equal to (x) the number of Common Units into which the LTIP Unit could be converted if fully vested, multiplied by (y) the value of such Common Units at the time of conversion.

2. Special Allocation of Net Income and Net Losses and Items Thereof.

Notwithstanding Section 1, the following special allocations shall be made for each Fiscal Year in the following order of priority:

(a) Minimum Gain Chargeback.  In the event there is a net decrease in Partnership Minimum Gain during any Fiscal Year, the “minimum gain chargeback” described in Treasury Regulations Section 1.704-2(f) and Treasury Regulations Section 1.704-2(g) shall apply.

(b) Partner Minimum Gain Chargeback.  In the event there is a net decrease in Partner Minimum Gain during any Fiscal Year, the “partner minimum gain chargeback” described in Treasury Regulations Section 1.704-2(i)(4) shall apply.

(c) Qualified Income Offset.  This Agreement incorporates the “qualified income offset” set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) as if those provisions were fully set forth in this Agreement.

(d) Nonrecourse Deductions.  The Nonrecourse Deductions of the Partnership (as determined under Treasury Regulation § 1.704-2(c)) for any Fiscal Year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e) Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Fiscal Year (or any other period in which it is necessary to make allocations of Net Income or Net Losses) shall be specially allocated to the Partner who bears the economic risk of losses with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Code Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or losses (if the adjustment decreases such basis) and such gain or losses shall be specifically allocated to the Partners in accordance with their interests in the Partnership (in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies) or to the Partners to whom such distribution was made (in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies).

(g) Target Final Balance.  The allocation provisions of this Agreement are intended to produce final Capital Account balances that are at levels (“Target Final Balances”) that permit liquidating distributions that are made in accordance with such final Capital Account balances to be equal to the distributions that would occur under Section 8.3 of the Partnership Agreement (“Distribution on Dissolution”), if such liquidation proceeds were distributed pursuant to Section 6.2 of the Partnership Agreement (“Distributions”).  To the extent the allocation provisions of this Agreement would not produce the Target Final Balances, the Partners agree to take such actions as are necessary to amend such allocation provisions to produce such Target Final Balances.  In furtherance of the foregoing, the Manager is expressly authorized and directed to make such allocations of income, gain, losses and deduction (including items of gross income, gain, losses and deduction) in the year of liquidation of the Partnership so as to cause the Capital Accounts of the Partners that determine the amounts that are distributed to the Partners under Section 8.3 of the Partnership Agreement to be equal to the Target Final Balance.

(h) Preferred Units.  For any Fiscal Year in which distributions are actually made with respect to the Preferred Units or there are accrued but unpaid distributions payable with respect to the Preferred Units, before other allocations have been made pursuant to this Exhibit E, Net Operating Income shall be allocated first to the holders of Preferred Units to the extent of such actual or accrued but unpaid distributions. If there are insufficient items of Net Operating Income to be allocated to the holders of the Preferred Units in an amount equal to the actual or accrued but unpaid distributions, then and only then shall Net Property Gain be allocated to such holders.

(i) Certain Depreciation Adjustments.  For any Fiscal Year in which book depreciation exceeds tax depreciation with respect to any asset the holders of the Preferred Units shall be allocated no book depreciation in excess of tax depreciation allocated to them, and any book depreciation from such assets in excess of tax depreciation from such asset shall be allocated to holders other than the holders of Preferred Units.

(j) Capital Accounts of Holders of Series Z and Series Z-1 Incentive Units.  The Partners recognize that the Percentage Interests of the Series Z Incentive Units and the Series Z-1 Incentive Units (collectively, the “Incentive Units”) are likely to change from year to year as a result of the Distribution Ratchet Percentage applicable to the Series Z Incentive Units and the Series Z-1 Distribution Ratchet Percentage applicable to the Series Z-1 Incentive Units (together, the “Ratchet Changes”).   If there are Ratchet Changes in any taxable year and, after all allocations have been made under the other subsections of this Section 2 (other than subsection (i) below) and under Section 1(b) of this Exhibit E, the Capital Accounts relating to the Incentive Units have not been changed to reflect any changes in the Ratchet Percentages, then items of income, gain, loss, or deduction shall be allocated to the holders of the Incentive Units so as to reflect the Ratchet Changes in the Capital Account relating to the Incentive Units.

(k) Profits Interests.  The Incentive Units and the LTIP Units are intended to constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343,  and Revenue Procedure 2001-43, 2001-2 C.B. 191.  For any Fiscal Year in which distributions are actually made to holders of the Incentive Units and the LTIP Units, after all other allocations have been made pursuant to this Exhibit E, if necessary to cause the Capital Accounts relating to any Incentive Units or LTIP Units to be equal (immediately before such distributions and so as to avoid negative Capital Accounts) to the amounts distributed to the holders of the Incentive Units and the LTIP Units, items of gross income shall be allocated to the holders of the Incentive Units and the LTIP Units.  If there are insufficient items of gross income to be allocated to the holders of the Incentive Units and the LTIP Units, then such distributions shall, to the extent of such excess, be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.

3. Other Allocation Rules.

(a) Net Income, Net Losses and any other items of income, gain, losses or deduction shall be allocated to the Partners pursuant to this Exhibit E as of the last day of each Fiscal Year; provided that Net Income, Net Losses and such other items shall also be allocated at such times as the Gross Asset Values of Partnership property are adjusted pursuant to subparagraph (2) of the definition of Gross Asset Value.

(b) Each item of the Partnership’s income, gain, losses, deduction and credit as determined for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes in accordance with the provisions of this Exhibit E.

(c) The Partners are aware of the federal income tax consequences of the allocations made by this Exhibit E and hereby agree to be bound by the provisions of this Exhibit E in reporting their shares of Partnership income and losses for federal income tax purposes.  Any elections or other decisions relating to allocations shall be made by the Manager in a manner that reasonably reflects the purpose and intention of this Agreement.

(d) For purposes of determining the Net Income, Net Losses, or any other items allocable to any period, Net Income, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(e) The Partnership shall allocate all “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3) to the Partners in accordance with their respective Percentage Interests.

(f) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Partners shall endeavor not to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt.

(g) Effective immediately prior to the admission of any new Partners, the capital accounts of the Partnership shall be adjusted to reflect each Partner’s share of the net fair market value of the Partnership’s assets (a “book-up”).

4. Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, losses and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value using an allocation method pursuant to the regulations under Code Section 704(c) as selected by the Manager.  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, losses and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.  Allocations made under Section 704(c) are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Losses, other items, or distributions pursuant to any provisions of this Agreement.